Exhibit 99.1

APS Announces Fourth Quarter and 2006 Annual Results

AUSTIN, TEXAS, March 29, 2007 - American Physicians Service Group, Inc. ("APS") (NASDAQ: AMPH) today announced results for the fourth quarter and year-end 2006.

For the three months ended December 31, 2006, revenues were $10,383,000 versus $11,096,000 in the comparable period a year ago. Net earnings for the quarter were $1,625,000, compared to $1,845,000 in last year's fourth quarter. Diluted earnings per share were $0.56 for the quarter ended December 31, 2006 versus $0.64 in the year-ago period. For the year ended December 31, 2006, APS reported total revenues of $32,360,000 versus $33,973,000 in 2005. Net earnings were $3,194,000 in 2006 compared to $5,640,000 in 2005. Diluted earnings per share were $1.09 versus $1.86 in 2005.

Ken Shifrin, Chairman of the Board, stated, “While our 2006 net income of approximately 10% on sales would be an enviable return for many companies, it represented a decline from 2005 for us. We said at this time last year that we would not repeat the one-time investment gains that we enjoyed in 2005. We had approximately $2 million less in after tax investment gains in 2006 than in 2005, representing about 85% of the decline in net income in 2006 compared to 2005.”

Mr. Shifrin continued, “Operationally, we worked very hard to match last year’s record revenues in our insurance operations. To offset reduced premium rates, our team increased the number of insured physicians by over 20%, compared to 2005. This effort required additional resources, with marketing, increased service personnel, and information technology initiatives combining to increase costs by approximately 10%. Revenues in our Investment Services division declined approximately 9%, but associated cost reductions kept our margin on sales within 2% of last year. This division continues to expand its bank debt/trade claims clearing and investment banking operations.”

Bill Hayes, APS’ CFO, added, “We did not neglect our balance sheet in 2006. Working capital grew from approximately $15.9 million to approximately $19.2 million, and book value per share grew to $10.49 at December 31, 2006 from $9.95 a year earlier. Even while accomplishing this growth we were able to reward shareholders with a 20% dividend increase - from $0.25 per share in 2005 to $0.30 in 2006. We also repurchased approximately $2.4 million of our stock in announced buy-back plans. We remain debt free.”

Mr. Shifrin concluded, “As important as these historical results are, I believe that APS’ real story is contained in our announcement last week of the completion of the acquisition of American Physicians Insurance Exchange. With this new vehicle in place we are eager to move forward into 2007, capitalizing on the growth opportunities that we believe are now open for us. Following the effective date of the merger we will resume our stock buyback, which has been suspended during the proxy process.”

APS is a management and financial services firm with subsidiaries and affiliates which provide: medical malpractice insurance services for doctors; and brokerage and investment services to institutions and high net worth individuals. The Company is headquartered in Austin, Texas, and maintains offices in Dallas.

This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company’s future results, please see the Company’s recent filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations. Copies of the filings are available upon request from the Company’s investor relations department.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues	$10,383	$11,096	$32,360	$33,973
Expenses	8,203	8,436	28,535	29,262
Gain on sale of assets	14	3	29	134
Operating income	2,194	2,663	3,854	4,845
Gain on investments (net)	110	45	240	2,967

Earnings from operations
before interest, income taxes,
and minority interest	2,304	2,708	4,094	7,812

Interest and other income (net)	282	211	945	701
Income tax expense	957	1,073	1,839	3,039
Minority interest	4	1	6	14

Net earnings	$1,625	$1,845	$3,194	$5,460

Diluted earnings per share:

Net Earnings	$0.56	$0.64	$1.09	$1.86

Weighted average shares
outstanding (diluted)	2,926	2,896	2,933	2,931

AMERICAN PHYSICIANS SERVICE GROUP, INC.

SELECTED FINANCIAL DATA, continued

(In thousands)	December 31,
	2006	2005
ASSETS

Current Assets	$25,934	$21,663

Notes receivable, less current portion	—	326
Property and equipment	556	687
Investment in available-for-sale equity and
fixed income securities	6,293	8,601
Deferred income taxes	1,192	686
Goodwill	1,247	1,247
Other assets	1,054	295
Total Assets	$36,276	$33,505

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$6,687	$5,783

Total liabilities	6,687	5,783

Minority interests	21	15

Shareholder’ Equity:

Common stock	282	278
Additional paid-in capital	7,944	8,204
Retained earnings	21,111	18,737
Accumulated other comprehensive income,
net of taxes	231	488
Total shareholders’ equity	29,568	27,707

Total Liabilities and Shareholders’ Equity	$36,276	$33,505

For further information, visit APS’ Website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)

Mr. W. H. Hayes, Sr. Vice President - Finance

American Physicians Service Group, Inc.

1301 Capital of Texas Highway, C-300

Austin, Texas 78746

(512) 328-0888